Exhibit 99.1
GLEACHER & COMPANY ANNOUNCES THIRD QUARTER RESULTS
WITH NET REVENUES OF $65 MILLION
COMPANY NAMES PETER McNIERNEY INTERIM CEO
ERIC GLEACHER CONTINUES AS CHAIRMAN
BOARD OF DIRECTORS AUTHORIZES UP TO $25 MILLION IN SHARE
REPURCHASES
NEW YORK, N.Y., October 27, 2010 — Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that Peter McNierney, the Company’s President and Chief Operating Officer, has assumed the additional role of interim Chief Executive Officer. Eric Gleacher will continue as Chairman of the Board of Directors and will resume his full-time role of supporting the Company’s corporate clients on their strategic initiatives. The Company has launched a search for a permanent Chief Executive Officer that will include both internal and external candidates.
The Company also reported today financial results for the third quarter ended September 30, 2010. The Company will hold a conference call today, October 27, 2010, at 5:00 P.M. (EDT) (See Conference Call Information below) to discuss these results.
Results for the three months and nine months ended September 30, 2010 and September 30, 2009
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2010	2009	2010	2009

Net revenues (including net interest income):	$65,045	$97,324	$198,881	$260,629

(Loss) / income from continuing operations before income taxes (GAAP)	(2,464)	19,067	(11,550)	47,418

Add back special charges:
Compensation expense(1)	2,256	—	15,562	—
Lease termination expense(2)	—	—	3,190	—
Loss on extinguishment of mandatorily redeemable preferred stock(3)	1,608	—	1,608	—
Indemnification receivable(4)	812	—	812	—

Total special charges	4,676		21,172

Adjusted (loss) / income from continuing operations before income taxes (Non-GAAP)(2)	$2,212	$19,067	$9,622	$47,418

(1)	Represents expenses recorded during (i) the third quarter of 2010 of approximately $2.3 million non-cash compensation in connection with a letter agreement, dated September 21, 2010, regarding a senior executive’s continued employment and (ii) the first quarter of 2010 of approximately $13.3 million relating to the resignations of former senior executive officers.

(2)	See the paragraph captioned “Non-GAAP Financial Measures” for additional information.

(3)	Represents a non-tax deductible loss on the early redemption of the $25 million par value 14% mandatorily redeemable preferred stock, which was redeemed on September 28, 2010.

(4)	Represents the partial revaluation of an indemnification receivable from the former shareholders of Gleacher Partners, Inc. in connection with certain pre-acquisition tax liabilities. This expense is offset by a tax benefit recorded within the income tax provision.
Results of the third quarter include:
•	Net revenues of $65.0 million for the third quarter of 2010, compared to $97.3 million for the third quarter of 2009.

•	Early redemption of the $25 million par value 14% Mandatorily Redeemable Preferred Stock. Absent this redemption, the Company would have paid non-deductible interest expense of approximately $3.5 million and $1.8 million in 2011 and 2012, respectively.

•	Pre-tax loss of $2.5 million, which includes $4.7 million of special charges.

•	Annualized net revenue per employee of $0.7 million.
Since the end of the third quarter, the Company has also taken the following measures:
•	Launched a residential mortgage banking initiative through entering an agreement to acquire ClearPoint Funding, Inc., a residential, non-depository mortgage lender currently licensed as an independent mortgage lender in 13 states and Washington, D.C. ClearPoint Funding is a HUD Direct Endorsed Lender and currently employs approximately 100 employees. The agreement is subject to customary closing conditions and regulatory approvals. The Company expects the acquisition to close during the first quarter of 2011.

•	Approval by the Board of Directors of a share repurchase program for up to $25 million in Company common stock. In implementing the repurchase program, the Company intends to review market conditions and make purchases at such times as it believes prudent and in accordance with applicable securities laws.
“While I am pleased to have served as Chief Executive Officer during this time of transition for the Company, I decided that it was time for me to focus all of my efforts on our investment banking business. Peter’s assumption of the Chief Executive role will allow me the opportunity to do that,” Mr. Gleacher said. “Peter has done a terrific job as President and Chief Operating Officer, and he is more than ready to take on the additional role of Chief Executive Officer.”
Mr. McNierney said, “Our firm is in terrific shape financially and strategically with a diverse product set and over 370 employees. As the market environment improves, we are in a great position to take market share in both investment banking and secondary sales and trading.”

Overview of Financial Results for the Three Months Ended September 30, 2010 and September 30, 2009
(In thousands, except per share amounts)
(Unaudited Consolidated Statements of Operations)

	Three Months Ended
	September 30,

	2010	2009

Revenues:
Principal transactions	$35,592	$66,369
Commissions	4,434	5,570
Investment banking	11,765	12,433
Investment gains, net	979	2,698
Interest	14,130	11,571
Fees and other	1,082	1,610

Total revenues	67,982	100,251
Interest expense	2,937	2,927

Net revenues	65,045	97,324

Expenses (excluding interest):
Compensation and benefits*	52,234	66,177
Clearing, settlement and brokerage	1,881	1,318
Communications and data processing	3,524	2,738
Occupancy, depreciation and amortization	2,209	2,328
Amortization of intangible assets	869	1,765
Selling	1,342	1,429
Loss from extinguishment of mandatorily redeemable preferred stock	1,608	—
Other	3,842	2,502

Total expenses (excluding interest)	67,509	78,257

(Loss) / income before income taxes and discontinued operations	(2,464)	19,067

Income tax (benefit) / expense	272	(4,892)

(Loss) / income from continuing operations	(2,736)	23,959
Loss from discontinued operations, net of taxes	—	—

Net (loss) / income	$(2,736)	$23,959

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.02)	$0.22
Discontinued operations	—	—

Net (loss) / income per share	$(0.02)	$0.22

Diluted (loss) / earnings per share:
Continuing operations	$(0.02)	$0.20
Discontinued operations	—	—

Net (loss) / income per share	$(0.02)	$0.20

Weighted average common and common equivalent shares outstanding:
Basic	121,773	110,322
Diluted	121,773	118,829

* Compensation and benefits detail:
Salary, bonus and benefits	$42,410	$57,952
Earnout associated with BNY transaction	2,870	4,367
Employee stock-based compensation	6,954	3,858

Total	$52,234	$66,177

Discussion of operating results for the three months ended September 30, 2010 compared to the three months ended September 30, 2009
Net revenues for the third quarter of 2010 were $65.0 million, a decrease of $32.3 million, or 33 percent, from $97.3 million in the third quarter of 2009. Pre-tax loss from continuing operations in the third quarter was $2.5 million compared to pre-tax income from continuing operations of $19.1 million in the prior year quarter. The third quarter pre-tax loss includes $4.7 million of special charges previously identified in this press release.
Revenues from principal transactions and commissions were $40.0 million in the third quarter of 2010, a decrease of $31.9 million, or 44 percent, compared to the third quarter of 2009, primarily due to decreased revenues of $8.4 million in corporate credit and $22.9 million in mortgage and asset backed securities. Investment banking revenues decreased $0.7 million compared to the third quarter of 2009 to $11.8 million. Investment gains, which represent the change in value of the Company’s investment in the FATV fund, were $1.0 million in the third quarter of 2010 compared to investment gains of $2.7 million in the third quarter of 2009. Net interest income increased by $2.5 million over the third quarter of 2009 to $11.2 million in the third quarter of 2010, due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs. Fees and other revenues of $1.1 million decreased $0.5 million primarily due to the sale of a Boston Stock Exchange seat in the third quarter of 2009 which generated a gain of $0.3 million.
Non-interest expenses for the third quarter of 2010 of $67.5 million decreased $10.7 million, or 14 percent, compared to $78.3 million in the third quarter of 2009. In the third quarter of 2010, compensation and benefits expense was $52.2 million, a decrease of $13.9 million, or 21 percent, over the prior year quarter, primarily due to the decrease in revenues, which was partially offset by the approximately $2.3 million of non-cash compensation expense associated with the modification to fully vest a senior executive’s unvested restricted stock units and options in connection with a letter agreement regarding such executive’s continued employment, and the compensation and benefit expense associated with increased headcount. Clearing, settlement and brokerage costs were $1.9 million, an increase of $0.6 million, or 43 percent, compared to the prior year quarter due to an increase in the costs associated with the expansion of our equity trading capabilities. Communications and data processing expense of $3.5 million increased by $0.8 million compared to the third quarter of 2009 due to increased headcount across our business segments. Occupancy, depreciation and amortization expense of $2.2 million decreased $0.1 million, or 5 percent, compared to the third quarter of 2009 due to savings realized by the consolidation of our office space in New York City. Amortization of intangibles decreased $0.9 million, or 51 percent, to $0.9 million in the third quarter of 2010 due to a decrease in amortization expense related to the acquisition of Gleacher Partners. Selling expense remained relatively unchanged. In the third quarter of 2010, the Company recorded a $1.6 million loss as a result of the early redemption of the $25 million par value 14% mandatorily redeemable preferred stock. Other expenses increased $1.3 million, or 54 percent, to $3.8 million in the third quarter of 2010 primarily due to an increase in professional fees and a partial revaluation of an indemnification receivable from the former shareholders of Gleacher Partners, Inc. in connection with certain pre-acquisition tax liabilities. This $0.8 million is offset by a tax benefit recorded within the income tax provision.

Overview of Financial Results for the Nine Months Ended September 30, 2010 and September 30, 2009
(In thousands, except per share amounts)
(Unaudited Consolidated Statements of Operations)

	Nine Months Ended
	September 30,

	2010	2009

Revenues:
Principal transactions	$114,933	$183,674
Commissions	13,737	15,165
Investment banking	33,689	30,659
Investment gains / (losses), net	(533)	3,680
Interest	42,669	32,738
Fees and other	3,568	4,779

Total revenues	208,063	270,695
Interest expense	9,182	10,066

Net revenues	198,881	260,629

Expenses (excluding interest):
Compensation and benefits*	165,310	182,178
Clearing, settlement and brokerage	5,045	3,299
Communications and data processing	10,160	7,678
Occupancy, depreciation and amortization	10,126	6,055
Amortization of intangible assets	2,906	2,520
Selling	3,809	3,591
Loss from extinguishment of mandatorily redeemable preferred stock	1,608	—
Other	11,467	7,890

Total expenses (excluding interest)	210,431	213,211

(Loss) / income before income taxes and discontinued operations	(11,550)	47,418

Income tax (benefit) / expense	(3,370)	2,345

(Loss) / income from continuing operations	(8,180)	45,073
(Loss) / income from discontinued operations, net of taxes	(5)	28

Net (loss) / income	$(8,185)	$45,101

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.07)	$0.50
Discontinued operations	—	—

Net (loss) / income per share	$(0.07)	$0.50

Diluted (loss) / earnings per share:
Continuing operations	$(0.07)	$0.47
Discontinued operations	—	—

Net (loss) / income per share	$(0.07)	$0.47

Weighted average common and common equivalent shares outstanding:
Basic	120,577	89,426
Diluted	120,577	96,674

*Compensation and benefits detail:
Salary, bonus and benefits	$126,351	$159,053
Earnout associated with BNY transaction	8,460	14,242
Employee stock-based compensation	30,499	8,883

Total	$165,310	$182,178

Discussion of operating results for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009
Net revenues for the first nine months of 2010 were $198.9 million, a decrease of $61.7 million, or 24 percent, from $260.6 million in the first nine months of 2009. Pre-tax loss from continuing operations in the first nine months of 2010 was $11.6 million compared to pre-tax income from continuing operations of $47.4 million in the first nine months of 2009. The first nine months of 2010 pre-tax loss includes $21.2 million of special charges previously identified in this press release.
Revenues from principal transactions and commissions were $128.7 million in the first nine months of 2010, a decrease of $70.2 million, or 35 percent, compared to the first nine months of 2009, primarily due to decreased revenues of $31.4 million in corporate credit and $37.2 million in mortgage and asset backed securities. Investment banking revenues increased $3.0 million compared to the first nine months of 2009 to $33.7 million, due to an increase in advisory fees. Investment losses were $0.5 million in the first nine months of 2010 compared to an investment gain of $3.7 million in the first nine months of 2009. Net interest income increased by $10.8 million over the first nine months of 2009 to $33.5 million in the first nine months of 2010, due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs. Fees and other revenues of $3.6 million decreased by $1.2 million compared to the first nine months of 2009, primarily due to a decrease in payments received for equity research and a gain of $0.3 million recorded in 2009 for the sale of a Boston Stock Exchange seat.
Non-interest expenses for the first nine months of 2010 of $210.4 million decreased $2.8 million, or 1 percent, compared to $213.2 million in the first nine months of 2009. In the first nine months of 2010, compensation and benefits expense was $165.3 million, a decrease of $16.9 million, or 9 percent, over the nine month period in 2009, primarily due to the decrease in revenues, which was offset by the $13.3 million expense associated with the separations of the former Chief Executive Officer and the former Chief Financial Officer from the Company, approximately $2.3 million non-cash compensation expense associated with the modification to fully vest a senior executive’s unvested restricted stock units and options in connection with a letter agreement regarding such executive’s continued employment, as well as the compensation and benefit expense associated with an increase in headcount. Clearing, settlement and brokerage costs were $5.0 million, an increase of $1.7 million, or 53 percent, compared to the first nine months in 2009 due to an increase in the costs associated with new fixed income products traded and the expansion of our equity trading capabilities. Communications and data processing expense of $10.2 million increased by $2.5 million compared to the first nine months of 2009 due to increased headcount across our business segments. Occupancy, depreciation and amortization expense of $10.1 million increased $4.1 million, or 67 percent, compared to the first nine months of 2009 primarily due to a $3.2 million charge associated with the termination of a lease as part of the consolidation of our office space in New York City, expenses associated with our move to 1290 Avenue of the Americas and an increase in our office space to accommodate the increase in personnel. Amortization of intangibles increased $0.4 million, or 15 percent, to $2.9 million in the first nine months of 2010 due to the acquisition of Gleacher Partners, which occurred in June of 2009. Selling expense increased $0.2 million primarily due to an increase in investment banking related sales activity. In the third quarter of 2010, the Company recorded a $1.6 million loss as a result of the early redemption of the $25 million par value 14% mandatorily redeemable preferred stock. Other expenses increased $3.6 million, or 45 percent, to $11.5 million in the first nine months of 2010 primarily due to an increase in professional service fees and the revaluation of the indemnification receivable previously discussed.

Consolidated Statements of Financial Condition
(In thousands)
(Unaudited Consolidated Statements of Financial Condition)

	September 30,	December 31,
As of	2010	2009

Assets
Cash and cash equivalents	$20,530	$24,997
Cash segregated for regulatory purposes	100	100
Receivables from:
Brokers, dealers and clearing agencies	14,041	19,797
Others	21,370	17,105
Securities owned, at fair value	1,244,759	979,701
Investments	18,617	19,326
Office equipment and leasehold improvements, net	6,551	3,069
Goodwill	105,694	105,694
Intangible assets	16,357	19,263
Income taxes receivable	16,673	—
Deferred tax assets, net	22,712	16,137
Other assets	9,819	10,974

Total Assets	$1,497,223	$1,216,163

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$981,145	$691,495
Others	13,671	14,180
Securities sold, but not yet purchased, at fair value	97,679	72,988
Accrued compensation	40,540	70,728
Accounts payable	1,552	2,203
Accrued expenses	5,648	4,754
Income taxes payable	4,571	2,397
Deferred tax liabilities	2,577	2,817
Mandatorily redeemable preferred stock	—	24,419

Total Liabilities	1,147,383	885,981

Commitments and Contingencies
Subordinated debt	909	1,197

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000 shares; issued 130,742 and 125,056 shares, respectively; and outstanding 130,132 and 124,357 shares, respectively	1,307	1,251
Additional paid-in capital	440,084	411,633
Deferred compensation	276	534
Accumulated deficit	(91,327)	(83,142)
Treasury stock, at cost (610 shares and 699 shares, respectively)	(1,409)	(1,291)

Total Stockholders’ Equity	348,931	328,985

Total Liabilities and Stockholders’ Equity	$1,497,223	$1,216,163

Income Tax Note
The Company’s effective income tax rate from continuing operations for the three-month period ended September 30, 2010 of negative 11.0% resulted in income tax expense of approximately $0.3 million. As previously discussed in the second quarter of 2010, the Company calculated its income tax provision using its actual year to date effective tax rate (“discrete rate”) rather than its estimated annual effective tax rate. The effective rate differs from the federal statutory rate of 35% primarily due to non-deductible dividends in respect to the mandatorily redeemable preferred stock and the related non-deductible loss on early redemption, a change in estimate of our apportioned statutory income tax rate, non-deductible share-based compensation, the indemnification revaluation, which is non-deductible for tax, and state and local income taxes. This was partially offset by a reduction in unrecognized tax benefits as a result of a settlement during the quarter. While the loss on early redemption of the mandatorily redeemable preferred stock negatively impacted the effective rate for the quarter, it will favorably impact the effective income tax rate in future reporting periods as the dividends, which were accruing at 14% per annum, were non-deductible for tax purposes.
The Company’s effective income tax rate from continuing operations for the nine-month period ended September 30, 2010 of 29.2% resulted in an income tax benefit of approximately $3.4 million. The effective income tax rate is calculated using the discrete rate and differs from the federal statutory rate of 35% primarily due to non-deductible mandatorily redeemable preferred stock dividends and the related non-deductible loss on early redemption, and the indemnification revaluation, which is non-deductible for tax. This was offset by state and local income taxes, a reduction in unrecognized tax benefits as a result of a settlement during the quarter and a benefit recorded in the first quarter due to the reversal of prior year non-deductible share-based compensation previously granted to the Company’s former Chief Executive Officer.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures that the Company believes can enhance an investor’s evaluation of the Company’s operating results.
Annualized net revenue per employee, stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by dividing our net revenue for the quarter by the average number of employees during the period and multiplying by four. Our annualized net revenue per average number of employees during the third quarter of 2010, calculated using our third quarter net revenues of $65.0 million, and an average of 363 employees, was $0.7 million.
Adjusted income from continuing operations, stated previously in this press release, is a non-GAAP financial measure. We calculate this number by adding back to our GAAP pre-tax loss, the expenses recorded in the third quarter related to (i) the modification to fully vest a senior executive’s unvested restricted stock units and options, (ii) the loss on early redemption of the mandatorily redeemable preferred stock and (iii) the indemnification receivable revaluation previously discussed. In addition, we add back expenses recorded in the second quarter as a result of terminating our lease at 12 East 49th Street in midtown Manhattan as part of the consolidation of our office locations in New York City, and severance expense recorded in the first quarter, related employee benefits and the remaining stock-based compensation amortization for the former Chief Executive Officer and the former Chief Financial Officer since the respective dates of their separations.
Conference Call Information
The Company will hold a conference call today, October 27, 2010, at 5:00 P.M. (EDT). This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site. To participate on the call, please dial 888.680.0878 for domestic calls or 617.213.4855 for international calls, participant passcode 47665866 or request the Gleacher & Company earnings call. For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 43893703.
About Gleacher & Company
Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis services. For more information, please visit www.gleacher.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Jeffrey Kugler	Ray Young
Acting Chief Financial Officer	Halldin Public Relations
Gleacher & Company, Inc.	916.781.0659
212.273.7100